Exhibit 5.1

MORRISON	FOERSTER	425 MARKET STREET	MORRISON & FOERSTER LLP
		SAN FRANCISCO CALIFORNIA 94105-2482	NEW YORK, SAN FRANCISCO, LOS ANGELES, PALO ALTO, SAN DIEGO, WASHINGTON, D.C.
		TELEPHONE: 415.268.7000 FACSIMILE: 415.268.7522 WWW.MOFO.COM	DENVER, NORTHERN VIRGINIA, ORANGE COUNTY, SACRAMENTO, WALNUT CREEK, CENTURY CITY TOKYO, LONDON, BEIJING, SHANGHAI, HONG KONG, SINGAPORE, BRUSSELS

September 27, 2005

CoTherix, Inc.

5000 Shoreline Court, Suite 101

South San Francisco, California 94080

Re:	CoTherix, Inc. Form S-1 Registration Statement

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 to be filed by CoTherix, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on September 20, 2005 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of up to 5,175,000 shares of the Company’s common stock, $0.001 par value. Of the shares of common stock to be registered pursuant to the Registration Statement, up to 4,337,500 are being offered by the Company (the “Primary Shares”), and up to 837,500 are being offered by certain selling stockholders (the “Secondary Shares”, and together with the Primary Shares, the “Shares”).

The Shares include an over-allotment option granted to the underwriters of the offering to purchase up to an additional 337,500 Shares each from the Company and 337,500 shares from the selling stockholders, for a total over-allotment option of 675,000. We understand that the Shares to be sold to the underwriters are for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement to be filed as an exhibit thereto.

As the Company’s counsel in connection with this opinion, we have examined such corporate records, documents and instruments of the Company and reviewed such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein and we have examined the proceedings proposed to be taken by the Company relating to the issuance and sale by the Company of the Shares.

Based upon and subject to the foregoing, we are of the opinion that:

MORRISON	FOERSTER

CoTherix, Inc.

September 26, 2005

Page Two

(1) The Primary Shares are duly authorized, and, when the Registration Statement becomes effective under the Act, and when appropriate certificates representing the Primary Shares are duly countersigned and registered by the Company’s transfer agent/registrar and delivered to the Company’s underwriters against payment of the agreed consideration therefor in accordance with the Underwriting Agreement, the Primary Shares will be validly issued, fully paid and nonassessable.

(2) The Secondary Shares have been duly authorized, validly issued and fully paid and are nonassessable.

We hereby consent to the filing of this opinion with the Commission in connection with the filing of the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto, referred to above. We also consent to the use of our name in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto, under the heading “Legal Matters.”

Very truly yours,

/S/    MORRISON & FOERSTER LLP

Morrison & Foerster LLP